SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                                 -------------

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 28, 1999

                        RECKSON ASSOCIATES REALTY CORP.
                                      and
                      RECKSON OPERATING PARTNERSHIP, L.P.
          (Exact name of each Registrant as specified in its Charter)

Reckson Associates Realty Corp. - Maryland              Reckson Associates Realty Corp. -
Reckson Operating Partnership, L.P. - Delaware          11-3233650
(State or other jurisdiction of incorporation           Reckson Operating Partnership, L.P. -
or organization)                                        11-3233647
                                                        (IRS Employer ID Number)


                                    1-13762
                           (Commission File Number)

225 Broadhollow Road                                             11747
Melville, New York                                               (Zip Code)
Address of principal executive offices)


                                (516) 694-6900
             (Registrant's telephone number, including area code)

Item 5.    Other Events.

         Reckson Associates Realty Corp. (the "Company" or "Reckson") has completed (i) the stage one closing of the disposition of certain assets held by Reckson Morris Industrial ("RMI") to Keystone Properties Trust (formerly known as American Real Estate Investment Corporation) ("KTR"), a publicly traded real estate investment trust, and (ii) the sale of certain industrial properties owned by Reckson Operating Partnership, L.P. (the "Operating Partnership") to Matrix Development Group ("Matrix"). The assets disposed of in these transactions consisted of 22 "big box" industrial properties, comprising 3.9 million square feet, 276 acres of land and options to acquire 469 acres of land. As consideration for the RMI transaction, KTR paid $106 million in cash (substantially all of which was used to reduce borrowings under the Operating Partnership's credit facility), $75.9 million in convertible preferred securities of KTR (of which $40 million was issued to Reckson), and $1.5 million in KTR common stock (all of which was issued to Reckson). KTR also assumed $16.4 million in debt. The Operating Partnership also sold certain land to Matrix in exchange for approximately $1.6 million in cash and approximately $10.1 million in purchase money mortgages.

         In connection with the stage one closing, Mr. Scott Rechler, Reckson's Co-Chief Executive Officer and President, was appointed to the Board of Directors of KTR.

         Three assets owned by successor entities to Reckson Morris Operating Partnership, L.P. along with three other assets owned by the Operating Partnership, will be sold to KTR in two additional stages that are expected to close in December of 1999 and April of 2000, for consideration of approximately $51 million (including approximately $45 million payable to Reckson) and $48 million (including approximately $47 million payable to Reckson), respectively.

         The Company also announced that its Board of Directors has authorized the repurchase of up to 3 million shares of the Company's Class B exchangeable common stock (the "Class B Common Stock"). A purchase in the full amount would equal 25.7% of the 11.7 million shares of Class B Common Stock outstanding. The buyback will be accomplished through periodic purchases on the open market, by block purchases or in privately negotiated transactions. The Company repurchased 980,804 shares of Class B Common Stock in privately negotiated transactions.

         In addition, Metropolitan Operating Partnership, L.P.
("Metropolitan"), a subsidiary of Reckson and the Operating Partnership, and its subsidiaries, have closed on the disposition of the remaining properties located outside of New York that were acquired in the merger of Tower Operating Partnership, L.P. ("Tower") into Metropolitan, except for the property known as One Orlando. Since their acquisition from Tower, each of the sold properties has been held for sale by Reckson.

         On September 29, 1999, Metropolitan closed on the sale of the Maitland West, Maitland Forum and 5750 Major Blvd. properties in Florida and the Century Plaza and 5151 East Broadway properties in Arizona to subsidiaries of Praedium Performance Fund IV, for an aggregate purchase price of $75.5 million.

         Metropolitan also closed on the sale of the property located at 2444 Las Palmeritas Drive and the property known as the Corporate Center in Phoenix, Arizona. On July 30, 1999, HUB Properties Trust, a subsidiary of HRPT Properties Trust, purchased the Las Palmeritas property for a purchase price of $18.25 million. On August 19, 1999, a subsidiary of Transwestern Investment Company, L.L.C. purchased the Corporate Center property for $37.4 million.

         On July 28, 1999, Metropolitan closed on the disposition of the property known as the Deer Valley Corporate Center to Safeway Inc. for $36 million.

         On October 15, 1999, the Operating Partnership entered into a contract to acquire 1350 Avenue of the Americas, an approximately 540,000 square foot 35-story Class A office tower located in New York, New York, for a purchase price of approximately $126.5 million.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c) Exhibits

          10.1 Agreement of Purchase and Sale by and among Black Canyon Loop Company LLC, Metropolitan Operating Partnership, L.P. and Safeway Inc.

          10.2 Purchase and Sale Agreement by and between Corporate Center Associates Limited Partnership and Transwestern Investment Company, L.L.C.

          10.3 Purchase and Sale Agreement by and between East Broadway 5151 Limited Partnership, Metropolitan Operating Partnership, L.P., 5750 Associates Limited Partnership, Maitland Associates, Ltd. and Maitland West Associates Limited Partnership and Praedium Performance Fund IV, L.P.

          10.4 Purchase and Sale Agreement by and between Metropolitan Operating Partnership, L.P. and HUB Properties Trust.

          10.5  Contract of Sale between 54-55 Street Company and
                Reckson Operating Partnership, L.P.





                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  RECKSON ASSOCIATES REALTY CORP.

                                  By: /s/ Michael Maturo
                                      -----------------------------
                                      Michael Maturo
                                      Executive Vice President
                                      and Chief Financial Officer

                                  RECKSON OPERATING PARTNERSHIP, L.P.

                                  By: Reckson Associates Realty Corp.,
                                      its General Partner

                                  By: /s/ Michael Maturo
                                      -----------------------------
                                      Michael Maturo
                                      Executive Vice President
                                      and Chief Financial Officer

Date:  October 25, 1999